UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

GARDENBURGER, INC.

(Exact name of registrant as specified in its charter)

Oregon	0-20330	93-0886359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15615 Alton Parkway, Suite 350, Irvine, CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 255-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously disclosed on January 24, 2006, James W. Linford submitted his resignation, effective January 31, 2006, as Senior Vice President and Chief Operating Officer of Gardenburger, Inc. (the “Company”).

On January 24, 2006, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Linford, which is effective as of January 31, 2006.  In connection with the Company’s previously disclosed filing for relief under Chapter 11 of the United State Bankruptcy Code, the Consulting Agreement was subject to the approval of the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Court”).  The Court approved the Consulting Agreement on January 26, 2006.

Pursuant to the terms of the Consulting Agreement, Mr. Linford will perform certain services for the Company relating to manufacturing, logistics, research and development, procurement, customer service, and engineering.  The Company will pay Mr. Linford $50,000 in four weekly installments on each of February 3, February 10, February 17, and February 24, 2006.  Mr. Linford also has the right to reimbursement for approved travel and other out-of-pocket expenses incurred by him in performing the services required under the Consulting Agreement.  The Consulting Agreement will terminate on the earlier of (a) the date on which Mr. Linford completes all of the services required under the Consulting Agreement and (b) the three-month anniversary of the effective date of the Consulting Agreement.

The foregoing description of the Consulting Agreement does not purport to be a complete statement of the parties’ rights under the Consulting Agreement and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Consulting Agreement, effective as of January 31, 2006, by and between Gardenburger, Inc. and James W. Linford

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARDENBURGER, INC.

January 30, 2006	By:	/s/ Scott C. Wallace
Scott C. Wallace
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement, effective as of January 31, 2006, by and between Gardenburger, Inc. and James W. Linford